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Exhibit (a)(5)(v)

TYCO ANNOUNCES EXPIRATION OF TENDER OFFERS AND CONSENT SOLICITATIONS

PEMBROKE, Bermuda May 25, 2007—Tyco International Ltd. ("Tyco") (NYSE: TYC; BSX: TYC) today announced the expiration, as of 12:00 midnight, New York City time, on May 24, 2007 (the "Expiration Date"), of the previously announced tender offers of certain of its subsidiaries that are issuers of its corporate debt for any and all of their outstanding Dollar-denominated public debt set forth in the tables below. The issuers have accepted for payment all notes validly tendered and not validly withdrawn in the tender offers.

Non-Convertible U.S. Debt

        The following table sets forth the results of the tender offers and consent solicitations for the non-convertible U.S. debt securities of the specified issuer (collectively, the "Notes") as of the Expiration Date:

Tyco International Group S.A.	CUSIP	Approximate Outstanding Amount	Amount of Notes Tendered	Approximate Percentage Tendered
6.125% Notes due 2008	902118AM0	$400,000,000	$99,683,000
6.125% Notes due 2009	902118AJ7	$400,000,000	$184,570,500
6.75% Notes due 2011	902118AY4	$1,000,000,000	$484,177,000
6.375% Notes due 2011	902118BC1	$1,500,000,000	$650,626,000
7.0% Notes due 2028	902118AC2	$500,000,000	$61,133,000
6.875% Notes due 2029	902118AK4	$800,000,000	$68,654,000
Total under June 9, 1998 indenture		$4,600,000,000	$1,548,843,500	33.67%
6.0% notes due 2013	902118BK3	$1,000,000,000	$343,903,000	34.39%
United States Surgical Corporation (as successor to Mallinckrodt Inc.)
6.5% Notes due 2007	561226AB7	$100,000,000	$79,846,000
7.0% Debentures due 2013	452454AB7	$87,000,000	$81,160,000
Total under indenture		$187,000,000	$161,006,000	86.10%
Tyco Electronics Corporation (as successor to Raychem Corporation)
7.2% Notes due 2008	754603AB4	$86,000,000	$66,872,000	77.76%

        Tyco also announced that Tyco International Group S.A. ("TIGSA") has waived the condition that the holders of at least a majority in outstanding aggregate principal amount of the Notes issued under the June 9, 1998 indenture, voting together as one class, and the holders of at least a majority in outstanding aggregate principal amount of the 6% notes due 2013, consent to the amendments to the indentures under which those Notes were issued and it will purchase all validly tendered Notes. As previously disclosed, Tyco and TIGSA do not believe that the separation of Tyco into three separate public companies is prohibited by the indentures. Tyco noted that the timing of the proposed separation will not be affected by the results of the offers.

Convertible U.S. Debt

        The following table sets forth the results of the tender offers and consent solicitations for the convertible U.S. debt securities of the specified issuer (collectively, the "Convertible Notes") as of the Expiration Date:

Tyco International Group S.A.	CUSIP	Approximate Outstanding Amount	Amount of Notes Tendered	Approximate Percentage Tendered
3.125% Convertible Senior	902118BE7	$750,000,000	$726,165,000	96.82%
Debentures due 2023	902118BG2
Zero Coupon Convertible Debentures due 2021	902118AW8	$35,000	$7,000	20.00%
Tyco International Ltd.
Liquid Yield Option™ Notes due 2020 (Zero Coupon-Senior)	902124AC0	$692,700	$281,700	40.24%

        The amount tendered under the indenture governing the 3.125% Convertible Senior Debentures due 2023 represents a sufficient number of consents required to approve the amendments to such indenture. The supplemental indenture effecting the proposed amendments with respect to the 3.125% Convertible Senior Debentures due 2023, as described in the relevant tender offer and consent solicitation document, will be executed promptly.

        Tyco also announced that TIGSA and it, as applicable, have waived the condition that the holders of at least a majority in outstanding aggregate principal amount of the Convertible Notes issued under the February 12, 2001 indenture and the holders of at least a majority of the Convertible Notes issued under the November 17, 2000 indenture consent to the amendments to the indentures under which those Notes were issued and TIGSA and it, as applicable, will purchase all of such validly tendered Convertible Notes.

        Payment in respect of the tender offers and consent solicitations in accordance with the relevant tender offer and consent solicitation documents is expected to be made on May 29, 2007.

Information Relating to Tender Offers

        Goldman, Sachs & Co. and Morgan Stanley were the Dealer Managers for the tender offers and Solicitation Agents for the consent solicitations. Global Bondholder Services Corporation was the Information Agent and Depositary.

        This press release does not constitute an offer to purchase any securities.

About Tyco

        Tyco International Ltd. is a global, diversified company that provides vital products and services to customers in four business segments: Electronics, Fire & Security, Healthcare, and Engineered Products & Services. With 2006 revenue of $41 billion, Tyco employs approximately 240,000 people worldwide. More information on Tyco can be found at www.tyco.com.

Forward-Looking Statements

        This release may contain certain forward-looking statements. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-

looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco's Annual Report on Form 10-K and 10-K/A for the fiscal year ended Sept. 29, 2006 and in Tyco's Quarterly Report on Form 10-Q and for the fiscal quarter ended March 30, 2007.

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TYCO ANNOUNCES EXPIRATION OF TENDER OFFERS AND CONSENT SOLICITATIONS